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                                   EXHIBIT 5
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$500,000                                                        January 10, 1997

                     VARIABLE RATE COGNOVIT PROMISSORY NOTE

Crown NorthCorp, Inc., a Delaware corporation ("Maker"), promises to pay to the order of The Fifth Third Bank of Columbus, an Ohio banking corporation ("Payee"), the principal sum of $500,000, with interest on the declining unpaid principal outstanding at a variable rate equal to the prime rate of interest of The Fifth Third Bank, as publicly announced by such bank from time to time as its prime rate of interest for domestic commercial loans (the "Prime Rate").

Principal and interest under this note shall be due and payable as follows:

         (a) On the date of this note, interest at the Prime Rate on the principal balance outstanding under this note from the date of this note through and including January 31, 1997 in an amount equal to $2,406.25 shall be paid by Maker to Payee.

         (b) Commencing on March 1, 1997 and continuing on the first day of the next twelve consecutive calendar months thereafter through and including February 1, 1998, interest at the Prime Rate on the principal balance outstanding under this note shall be paid by Maker to Payee.

         (c) Commencing on March 1, 1998 and continuing on the first day of each of the next 46 consecutive calendar months thereafter through and including January 1, 2002, principal in an amount equal to $8,333.33, plus accrued interest at the Prime Rate on the declining unpaid principal balance outstanding under this note from time to time shall be paid by Maker to Payee.

         (d) The entire unpaid principal balance plus all accrued interest under this note shall be due and payable on February 1, 2002 (the "Maturity Date").

  All payments on this note shall be made by Maker to Payee on or before the date required above and shall be made to Payee at 21 East State Street, Columbus, Ohio 43215, or at such other address as may be designated by Payee or the holder of this note from time to time. Maker shall have the right to prepay this note, in whole or in part, at any time without penalty; provided that there shall be a prepayment penalty equal to two percent (2%) of the principal balance outstanding immediately prior to such prepayment in the event that any such prepayment is made by Maker obtaining funds to prepay this note, in whole or in part, from any lending institution other than Payee.

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  During the term of this note, the Prime Rate shall increase or decrease automatically without notice. Interest calculations on this note shall be based upon a 360-day year consisting of 12, 30-day months. In the event that The Fifth Third Bank discontinues the practice of quoting the Prime Rate, the rate used for the Prime Rate shall instead be the rate of interest charged by such bank from time to time on 90-day commercial loans made to its prime borrowers.

  During the period when any Event of Default (as defined in the Loan Agreement dated this same date (the "Loan Agreement") between Maker and Payee) exists, the unpaid principal balance outstanding under this note plus all accrued interest thereon, together with any late charge provided for under this note, shall bear interest at a rate 500 basis points in excess of the Prime Rate (the "Default Rate").

  In addition to the accrual of interest at the Default Rate as provided for in the previous paragraph, in the event that any payment provided for under this note shall become overdue for a period in excess of 15 days, a default in the making of such payment shall exist under this note and a late charge in an amount equal to five percent (5%) of the defaulted payment shall become immediately due to the Payee or holder of this note as liquidated damages for failure to make prompt payment. Such charge shall be payable in any event not later than the due date of the next subsequent installment of interest or principal and interest.

  This note is being made pursuant to the Loan Agreement. The payment of this note and all interest under this note is secured by, among other security, the Security Agreements (as defined in the Loan Agreement) and by the additional security described in the Loan Agreement. The covenants, conditions, and agreements contained in the Loan Agreement, the Security Agreements, and all of the other Loan Documents (as defined in the Loan Agreement) are hereby made a part of this note. Upon the occurrence of an Event of Default (as defined in the Loan Agreement), the entire unpaid principal sum of this note and all interest accrued thereon shall become due and payable immediately, without notice at the option of the holder of this note.

  This note was made and negotiated in Columbus, Ohio and all questions concerning the validity or meaning of this note or relating to the rights and obligations hereunder shall be construed and resolved under the laws of Ohio. The undersigned hereby designates the Court of Common Pleas of Franklin County, Ohio as the court of proper jurisdiction and exclusive venue of and for any and all lawsuits or other legal proceedings relating to this note; hereby irrevocably consents to such designation, jurisdiction, and venue; and hereby waives any objections or defenses relating to jurisdiction or venue with respect to any lawsuit or other legal proceeding initiated in or transferred to the Court of Common Pleas of Franklin County, Ohio. In the event any provision of this note is deemed to be invalid, such a determination shall not affect the validity of the remainder of this note.


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  Waiver of Jury Trial

  Maker, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily, and intentionally waives any right it may have to a trial by jury in any litigation based upon or arising out of this note or any course of conduct, dealing, statements (whether oral or written), or actions of Maker. This waiver shall not in any way affect Payee's ability to pursue remedies pursuant to any confession of judgment or cognovit provision contained in this note or the other Loan Documents. Maker shall not seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

  Warrant of Attorney

  Maker hereby irrevocably authorizes any attorney-at-law to appear in any court of record in the State of Ohio or in any other state or territory of the United States at any time after this note becomes due, whether by acceleration or otherwise, to waive the issuing and service of process, and to confess judgment against the Maker in favor of Payee or the holder of this note for the amount due hereunder together with interest, expenses, the costs of suit and reasonable attorneys' fees, and thereupon to release and waive all errors, rights of appeal and stays of execution. Such authority shall not be exhausted by one exercise, but judgment may be confessed from time to time as any sums and/or costs, expenses or reasonable attorneys' fees shall be due, by filing an original or a photostat c copy of this guaranty. The Maker waives any right to move any court for an order having an attorney or firm representing Payee or the holder of this note removed or disqualified as counsel for Payee or the holder of this note as a result of such attorney or firm confessing judgment against Maker in accordance with this provision. The Maker hereby expressly waives any conflicts of interest that may now or hereafter exist as a result of any attorney representing Payee or the holder of this note confessing judgment against the Maker and expressly consents to any attorney representing Payee or the holder of this note or to any other attorney to confess judgment against the Maker in accordance with this provision. The Maker hereby further consents and agrees that Payee or the holder of this note may pay any attorney confessing judgment against the Maker in accordance with this provision, a reasonable fee for confessing judgment and that any fees so aid may be included in the amount of such judgment.

  WARNING -- BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT OR ANY OTHER CAUSE.

                                                CROWN NORTHCORP, INC.


                                                By: /s/Stephen W. Brown
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                                                Print Name: Stephen W. Brown
                                                Its: Secretary

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